UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 31, 2010
Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION
(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428
(Address of principal executive offices)
(Zip Code)

(610) 832-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.    Entry into a Material Definitive Agreement.

Pursuant to an agreement entered into on December 31, 2010 (the “Agreement”), by and among Quaker Chemical Corporation (the “Company”), Summit Lubricants Inc., a New York corporation (“Summit”), and Summit’s shareholders, Ronald Krol, Brian Caputi, Dale M. Perry and Anthony Musilli (collectively, the “Summit Shareholders”), the Company has acquired 100% of the stock of Summit for a purchase price of $30 million, which approximates Summit’s anticipated 2011 net sales.  The purchase price is subject to a post-closing adjustment for the completion of a manufacturing facility and a working capital adjustment.  Of the purchase price, $4 million has been placed in an escrow account by the Company to guard against potential liabilities and expenses discovered post-closing. Any balance remaining in the escrow account upon the expiration of the post-closing, 18-month escrow term will be paid to the Summit Shareholders.  In addition, the Summit Shareholders may earn an additional sum if certain sales projections are met at the end of 2013.

Summit is a 47-employee, North American manufacturer and distributor of specialty greases and lubricants.  Summit’s proprietary formulations encompass a broad spectrum of specialty greases which are sold through major grease distributors.  Additionally, it is a sole supplier of several products utilized in military applications.  Summit also performs grease toll manufacturing for third parties and will operate as a stand-alone subsidiary of Company.  Included in the transaction are Summit’s commercial operations and two manufacturing operations located in Batavia, New York.

The Agreement contains customary representations, warranties and covenants made by the Company and Summit.  Quaker funded the acquisition, which closed on December 31, 2010, through available cash balances and borrowings from its revolving credit facility.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits

The following exhibit is included as part of this report.

Exhibit No.

99.1           Press Release of Quaker Chemical Corporation dated January 3, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUAKER CHEMICAL CORPORATION

Date: January 3, 2011	By:	/s/ Mark A. Featherstone
Mark A. Featherstone Vice President and Chief Financial Officer